Exhibit 10.1

The Yankee Candle

Company, Inc.

P.O. Box 110

South Deerfield

MA 01373-0110

Human Resources

413-665-8306

fax 413-665-3184

Employment

413-665-8306

fax 413-665-0158

Jobline

800-839-6038 Option 4

jobs@yankeecandle.com
August 9, 2005
Mr. Richard R. Ruffolo
1066 Poppy Hills Drive
Blacklick, OH 43004
Dear Rick:
Congratulations! I am pleased to present to you an offer of employment as the Senior Vice President, Marketing and Product Innovation within the Executive Team at The Yankee Candle Company, Inc. In this position, you will report directly to Harlan Kent, President. As discussed, your employment will commence on August 29, 2005 or an alternate date as agreed upon with Harlan Kent.
In specific, your compensation package includes:

Base Pay:	$6,250.00 per week, an annualized rate of $325,000.00.

Target Bonus:	40% of base salary actually paid during the applicable fiscal year, subject to the pro-ration terms and provisions of the Company’s Management Incentive Plan. For fiscal 2005 only we will guarantee a minimum incentive payment of $130,000.00. The documents related to the Management Incentive Plan will be provided to you and discussed in detail after your employment. Payments in consideration of the 2005 Management Incentive Plan will be made on or before March 31, 2006.

Equity Participation:	You will be awarded a stock option grant that will allow you to acquire 30,000 shares of common stock. The exercise price for the shares will be the closing price on the New York Stock Exchange on your employment start date. The stock option grant vests 25% per year at each anniversary of the grant date. In addition, you will be awarded 4,000 Performance Shares under Yankee Candle’s 2005 – 2007 Performance Share Plan. The Performance Share plan rewards the attainment of specific levels of Earnings per Share achievement over the three year cycle. Full details of the Performance Share Plan will be provided to you and discussed in detail upon your employment.

Severance:
Yankee Candle agrees that in the event that your employment is terminated by Yankee Candle for any reason other than for “Cause,” (as defined in the Company’s most recent Stock Option and Award Plan) then you shall be paid a lump sum severance payment in an amount equal to one year of your then current annual base salary, and a pro-rata portion of your target incentive based upon the effective termination date.

Paid Time Off:	You will be eligible for 15 Vacation Days and 7 Sick/Personal Days in 2006, and a pro-rata portion thereof in 2005. You will also be immediately eligible for all holidays as observed by YCC.

Executive Compensation plan:
As part of our Non-Qualified Deferred Compensation Plan, you are offered a match on deferral contributions of 100% of your first $10,000 of deferral and 50% of the next $20,000 of deferrals, not to exceed a match of $20,000.

Benefits:

You will be eligible for all benefits available to salaried personnel, as more fully described in the material you have already received.

Relocation & Interim Living:

In addition to the above, Yankee Candle agrees to provide you with a relocation package. Specifically, Yankee Candle agrees to reimburse:

Home Closing Costs: A real estate commission up to 6% on the sale of your home (to be grossed up for tax purposes and included in gross income); points associated with obtaining a mortgage on your new home to a maximum of two points; usual and customary fees associated with a real estate attorney and home inspection.

Interim Living Expenses: Expenses for interim living to be reimbursed by Yankee Candle, for a period not to exceed one hundred and eighty (180) days. Reimbursable items will include lodging, meals (except for lunch when working at a YCC location) and laundry. These expenses will be treated as normal business expenses. Meal expense is not to exceed $35 per day. In addition, if needed, Yankee Candle will arrange for a rental car to be used during the interim living period up to and not to exceed the one hundred and eighty (180) days.

Home Search Assistance: Home Search Assistance is available to all new hires/promoted employees and includes information related to locating real estate services for either renting or purchasing a home as a part of the relocation.

House Hunting Trips and Return to Former Residence: Yankee Candle will reimburse for travel expenses related to house hunting trips and return to former residence during the interim living period, up to a maximum of five (5) trips total, up to two (2) of which may be for the new hire, spouse and minor children (such trips not to exceed three (3) days each.) Please note that certain items may be ineligible for coverage under our plan. All Travel to be coordinated through PTC, Professional Travel Corporation.

Movement of Household Goods: Packing, moving, unpacking and insuring of personal and household goods by public carrier to the new area of residence or to a storage facility will be reimbursed by Yankee Candle (from two locations only — point A to point B). This service will be coordinated through Coldwell Banker. If necessary, transportation of one vehicle will also be included. Please note that certain items may be ineligible for coverage under our plan.

Final Family Moving Expenses: Yankee Candle will reimburse you for living expenses incurred during the actual move from the former location to the new location. These costs include transportation, lodging en route and meals. It is the expectation that the final moving period will not exceed seven (7) days.

Relocation Expense Allowance: To compensate you for other incidental expenses generated by your relocation (such as loss of local memberships, establishing cable and telephone service, drapes, floor coverings, etc.) we will provide a one time Relocation Expense Allowance of twenty-five thousand dollars ($25,000.) This allowance is to be used at your own discretion, and no accounting of it is required. The Relocation Expense Allowance will be included in your gross income and will be grossed-up for tax purposes. The Relocation Expense Allowance will be processed by payroll and included in your first paycheck.

Relocation and Interim Living expenses are not to exceed a combined total of $175,000, and are subject to your acceptance of this offer, and your acceptance of the specific terms of the relocation agreement enclosed.
In this position you are immediately eligible to enroll in our health and wellness benefits (please see the benefits information packet for further details). Additionally, in accordance with the Yankee Candle Company Inc.’s pay progression plan, your first salary review will occur in January 2006, reviewing your performance for fiscal 2005.
Due to the nature of this position, we do require a signed “Proprietary and Confidential Information Agreement”, an “Agreement Not to Compete” as well as a signed “Relocation Agreement”. Please sign and return these documents, as well as a copy of this offer letter, to my personal attention at the earliest opportunity and no later than your start date.
We will schedule you to attend Employee Orientation on the Monday your employment begins. Employee Orientation will be at the Yankee Candle manufacturing facility at 102 Christian Lane in Whately, MA (YCI) with a member of the Human Resources Department. Orientation will begin at 8:30am. Additionally, you will be scheduled to attend Computer Orientation Training immediately following the Employee Orientation in the Computer Training Room at Yankee Candle Corporate Office (YCO).
I trust that these conditions of employment are mutually agreed upon and fully understood. If you have any questions or concerns, please contact me directly. On a personal note, I look forward to you joining our team, and to working with you!
Warmest regards,
Martha S. LaCroix, SPHR
Senior Vice President, Human Resources
I agree that the terms outlined in this offer of employment are as described to me verbally, and I do accept these terms. I understand that this is an offer of employment, not an employment contract, and that employment with Yankee Candle is on an “at will” basis and may be terminated by me or the Company at any time, for any reason.
Signed:

Richard R. Ruffolo	Date